Exhibit (i)(15)

U.S. Securities and Exchange Commission
Washington, DC

Xcel Energy Inc.	*	Request for Hearing
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File No. 70-10059	*	Supplemental Comments
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SEC Release No. 35-27519	*
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* * * * * * * * * * * * * * * *

     This supplements my request for hearing and comments made on April 5, 2002, April 12, 2002, and May 6, 2002.

     Section 12(i) of the Public Utility Holding Company Act provides:

It shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless such person shall file with the Commission in such form and detail and at such time as the Commission shall by rules and regulations or order prescribe as necessary or appropriate in the public interest or for the protection of investors or consumers, a statement of the subject matter in respect of which such person is retained or employed, the nature and character of retainer or employment, and the amount of compensation received or to be received by such person, directly or indirectly, in connection therewith.

     I searched the Securities and Exchange Commission’s EDGAR system to look for this filing for people who work for Xcel Energy, Inc. I could not find any filing for any employee of Xcel Energy, Inc., and I could not find any filing for Jones, Day, Reavis & Pogue, Xcel Energy’s lawyers. I did find one for Gardner, Carton & Douglas, but this law firm is not involved in the Xcel Energy exchange offer with NRG Energy, so far as I can tell. It is hard to imagine that no employee of Xcel Energy had any contact with the Securities and Exchange Commission, Federal Power Commission, or Congress on behalf of Xcel Energy, Inc.

     I would like the Commission to investigate the matter of whether any employee of Xcel Energy, Inc. had any contact with the Securities and Exchange Commission, Federal Power Commission, or Congress that would trigger the filing requirement under Section 12(i) of the Public Utility Holding Company Act. I would also like for the Securities and Exchange Commission to explain to me, if Xcel Energy employees were required to make this filing and did not, why Xcel Energy was allowed to violate the law. I believe that this matter, along with the other matters presented in my other filings, should be discussed before the Securities and Exchange Commission at a hearing.

     I also noticed while I was doing research on the EDGAR system that Xcel Energy, Inc. has filed two filings labelled “No Act,” one on February 26, 2002 and another on March 7, 2002. However, I could not retrieve these filings from the EDGAR system. I respectfully request that the Securities and Exchange Commission provide me copies of these filings so that I can review them.

     For the reasons stated above and in my other filings, I respectfully request the Commission convene a hearing to discuss and resolve the issues stated above and in my other filings.

/s/ Elizabeth H. Smith

Elizabeth H. Smith
1424 Oxford Road
Charlottesville, VA 22903
Telephone: 434-974-6245

AFFIDAVIT

     I hereby certify that on this 10th day of May I sent the above Request for Hearing and Supplemental Comments by FAX and U.S. Mail to the following:

Secretary
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
FAX: 202-942-9651

Xcel Energy, Inc.
NRG Acquisition Company, LLC
800 Nicollet Mall
Minneapolis, MN 55402
FAX: 612-215-4501

Debra J. Schnebel
Peter Clarke
Jones, Day, Reavis & Pogue
77 West Wacker
Chicago, IL 60601-1692
FAX: 312-782-8585

/s/ Elizabeth H. Smith

Elizabeth H. Smith
1424 Oxford Road
Charlottesville, VA 22903